SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2000



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

Item 5.    Other Events
           ------------

Included in this report is the discussion of the fourth quarter 1999 earnings as released on January 24, 2000.


Eaton announced record sales and earnings for the fourth quarter and the full year 1999. Sales in the quarter were $2.21 billion, 38 percent above the fourth quarter of 1998. Excluding a gain from the sale of the company's Fluid Power Division and restructuring charges in both periods, Eaton earned $1.59 per share in the fourth quarter, 25 percent above one year earlier. Comparable net income was $119 million versus last year's $91 million. After non-recurring items in both periods, fourth quarter earnings per share were $2.98, nearly triple last year's $1.01 per share. Net income was $224 million compared to last year's $72 million.

Income for the full year reached $439 million before all unusual items, or $5.95 per share, on sales of $8.40 billion. Comparable 1998 earnings were $393 million, or $5.41 per share, on sales of $6.63 billion. After non-recurring items in both periods, earnings reached $8.36 per share in 1999 compared to $4.80 in 1998.

Stephen R. Hardis, Chairman and Chief Executive Officer, said, "Eaton had a strong finish to a very eventful 1999. While the big jump in fourth quarter sales was largely due to the addition of Aeroquip-Vickers, operating profits before charges were up a much larger 76 percent from last year, with contributions from all of our businesses. We took good advantage of boom conditions in North American truck markets, and gathering strength in Industrial & Commercial Controls markets, while Semiconductor
Equipment began an extraordinary worldwide rebound.

"If anything, the Truck Components market was too strong, and we were challenged to meet surging North American demand. In contrast, the Fluid Power business was very weak. But we continued to make excellent progress integrating Aeroquip-Vickers into the family of Eaton businesses. During the quarter, Aeroquip-Vickers added about $0.11 to Eaton's earnings per share before restructuring charges, bringing the full year contribution before charges to $0.27 per share. Our successful execution of a multi-faceted financing strategy, and continued excellent control over working capital, reduced debt leverage from a peak of 64% early in the year to about 50% by year end.

"With the strength of the balance sheet restored and operating momentum building in our businesses, we look forward to the challenge of beating market expectations for performance in 2000."

Looking at Eaton's business segment results, Hardis noted that sales and profits for Automotive Components were at fourth quarter record levels. Sales of $455 million were about 1 percent above one year ago. Adjusting for the foreign exchange impact of a stronger dollar, sales volume was up about 5 percent. This compares to a 3 percent increase in NAFTA light vehicle production, a 1 percent rise in Europe, and a 20 percent increase in South American output. Segment profits during the quarter, at $59 million, were 5 percent higher than comparable profits in 1998.

Fourth quarter sales of Fluid Power & Other Components were $602 million, nearly 300 percent above year earlier results. Segment profits before restructuring charges were $62 million, 170 percent ahead of last year. Including Aeroquip-Vickers in 1998 results on a pro forma basis, sales were off 6 percent while profits were about 59 percent above one year earlier. Said Hardis, "We are pleased with the progress of our integration efforts, which continue to exceed our acquisition plan despite very weak hydraulics markets. Aeroquip's fluid conveyance business also finished a record year on a strong note.

"We may be seeing the first tentative signs since mid-1998 of an improvement in industry conditions. In the fourth quarter, our orders for mobile and industrial hydraulics were up about 17 percent compared to last year. While we are not counting on an early or brisk rebound this year, we are confident we will achieve the $0.50 per share of synergies originally anticipated from the combination of Eaton and Aeroquip-Vickers."

Sales and profits of the Industrial & Commercial Controls segment were also at fourth quarter record levels. Sales of $597 million were 14 percent above last year while comparable operating profits of $51 million were up 24 percent. Hardis noted that the surge in Eaton's sales far exceeded the 6 percent rise in the North American market for electrical distribution equipment and industrial controls. Said Hardis, "We enjoyed an increase in shipments of our Navy Controls business that we think will be sustained this year. Our Cutler-Hammer business also showed good year-to-year growth of 8 percent, boosted by the 85 percent rise in sales of its Engineered Service and Systems business."

Semiconductor Equipment sales surged $86 million, or 183 percent, from the fourth quarter of last year while comparable operating profits improved by $45 million to $17 million. Said Hardis, "We're extremely pleased with the turnaround of this business. During 1999, sales jumped nearly 50 percent to almost $400 million while operating profits improved by $111 million. Current industry forecasts suggest that worldwide semiconductor equipment purchases should rise about 30 percent this year, and that the industry is just beginning at least a three-year up cycle. With the business restructuring completed and our operation healthy again, we believe Eaton is very well positioned to take full advantage of this multi-year growth trend."

Fourth quarter sales of Truck Components jumped 19 percent to a record $427 million. This compares with a 19 percent rise in NAFTA Class 8 factory sales, a 3 percent rise in European commercial truck production, and a 3 percent drop in South American truck output. Before restructuring charges in both periods, segment profits rose 17 percent to $54 million. Said Hardis, "In the face of remarkable fourth quarter strength in the NAFTA heavy truck market, we went to extraordinary lengths to meet urgent customer needs. Inevitably, those actions to keep our customers' plants running were very costly, and affected fourth quarter margins. As the market returns to a more stable annual rate of about 300 thousand units, we certainly expect those outsized costs to dissipate." Hardis also noted that the $7 million restructuring charge in this year's fourth quarter was related to the announced closure of the Aycliffe, United Kingdom medium-duty transmission plant that was part of the corporation's original 1998 $150 million cost-out program.

Eaton is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls. Headquartered in Cleveland, Ohio, the company has 63,000 employees and 195 manufacturing sites in 23 countries. The internet address for Eaton is http://www.eaton.com/

This news release contains forward-looking statements concerning synergies anticipated from the combination of Eaton and Aeroquip-Vickers, the recovery of the worldwide semiconductor market for this year and the next three-year period and the dissipation of costs in the Truck Components segment. Those statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside the control of the company. Important factors which could cause actual results to differ materially from those in the forward-looking statements include changes in global economic and financial conditions, market demand for hydraulics equipment, our ability to implement successfully the integration of Aeroquip-Vickers and our ability to manage costs in the Truck Components segment. We do not assume any obligation to update these forward-looking statements.

Eaton Corporation

Comparative Financial Summary
                                                Three months ended
                                                   December 31
                                                ------------------
(Millions except for per share data)              1999      1998
                                                  ----      ----
Net sales                                       $2,214    $1,606

Income before income taxes                         368        90

Net income                                         224        72

Net income per Common Share
  Assuming dilution                             $ 2.98    $ 1.01
  Basic                                           3.04      1.02

Average number of Common Shares outstanding
  Assuming dilution                               75.1      71.9
  Basic                                           73.7      71.2

Cash dividends paid per Common Share            $  .44    $  .44

See accompanying notes.

Eaton Corporation

Comparative Financial Summary
                                                   Year ended
                                                   December 31
                                                ------------------
(Millions except for per share data)              1999      1998
                                                  ----      ----
Net sales                                       $8,402    $6,625

Income before income taxes                         963       485

Net income                                         617       349

Net income per Common Share
  Assuming dilution                             $ 8.36    $ 4.80
  Basic                                           8.51      4.89

Average number of Common Shares outstanding
  Assuming dilution                               73.7      72.7
  Basic                                           72.5      71.4

Cash dividends paid per Common Share            $ 1.76    $ 1.76

See accompanying notes.

Eaton Corporation

Statements of Consolidated Income
                                                Three months ended
                                                   December 31
                                                ------------------
(Millions except for per share data)              1999      1998
                                                  ----      ----
Net sales                                       $2,214    $1,606

Costs & expenses
  Cost of products sold                          1,614     1,160
  Selling & administrative                         340       276
  Research & development                            84        85
                                                ------    ------
                                                 2,038     1,521
                                                ------    ------
Income from operations                             176        85

Other income (expense)
  Interest expense - net                           (40)      (21)
  Gain on sales of businesses                      207
  Other - net                                       25        26
                                                ------    ------
                                                   192         5
                                                ------    ------
Income before income taxes                         368        90
Income taxes                                       144        18
                                                ------    ------
Net income                                      $  224    $   72
                                                ======    ======

Net income per Common Share
  Assuming dilution                             $ 2.98    $ 1.01
  Basic                                           3.04      1.02

Average number of Common Shares outstanding
  Assuming dilution                               75.1      71.9
  Basic                                           73.7      71.2

Cash dividends paid per Common Share            $  .44    $  .44

See accompanying notes.

Eaton Corporation

Statements of Consolidated Income
                                                    Year ended
                                                    December 31
                                                ------------------
(Millions except for per share data)              1999      1998
                                                  ----      ----
Net sales                                       $8,402    $6,625

Costs & expenses
  Cost of products sold                          6,041     4,759
  Selling & administrative                       1,318     1,050
  Research & development                           314       334
                                                -------    ------
                                                 7,673     6,143
                                                ------    ------
Income from operations                             729       482

Other income (expense)
  Interest expense - net                          (152)      (88)
  Gain on sales of businesses                      340        43
  Other - net                                       46        48
                                                ------    ------
                                                   234         3
                                                ------    ------
Income before income taxes                         963       485
Income taxes                                       346       136
                                                ------    ------
Net income                                      $  617    $  349
                                                ======    ======

Net income per Common Share
  Assuming dilution                             $ 8.36    $ 4.80
  Basic                                           8.51      4.89

Average number of Common Shares outstanding
  Assuming dilution                               73.7      72.7
  Basic                                           72.5      71.4

Cash dividends paid per Common Share            $ 1.76    $ 1.76

See accompanying notes.

                             Page 9
Eaton Corporation

Business Segment Information
                                                Three months ended
                                                    December 31
                                                ------------------
(Millions)                                        1999      1998
                                                  ----      ----
Net sales
  Automotive Components                         $  455    $  451
  Fluid Power & Other Components                   602       155
  Industrial & Commercial Controls                 597       524
  Semiconductor Equipment                          133        47
  Truck Components                                 427       358
                                                ------    ------
Total ongoing operations                         2,214     1,535
Divested operations                                           71
                                                ------    ------
Total net sales                                 $2,214    $1,606
                                                ======    ======

Operating profit (loss)
  Automotive Components                         $   59    $   51
  Fluid Power & Other Components                    52        22
  Industrial & Commercial Controls                  51        28
  Semiconductor Equipment                           17       (30)
  Truck Components                                  47        38
                                                ------    ------
Total ongoing operations                           226       109

Divested operations                                  3        11
Amortization of goodwill & other
  intangible assets                                (27)      (19)
Interest expense - net                             (40)      (21)
Gain on sales of businesses                        207
Corporate & other - net                             (1)       10
                                                ------    ------
Income before income taxes                      $  368    $   90
                                                ======    ======

See accompanying notes.

Eaton Corporation

Business Segment Information
                                                   Year ended
                                                   December 31
                                                ------------------
(Millions)                                        1999      1998
                                                  ----      ----
Net sales
  Automotive Components                         $1,857    $1,741
  Fluid Power & Other Components                 2,036       681
  Industrial & Commercial Controls               2,274     2,145
  Semiconductor Equipment                          397       267
  Truck Components                               1,630     1,478
                                                ------    ------
Total ongoing operations                         8,194     6,312
Divested operations                                208       313
                                                ------    ------
Total net sales                                 $8,402    $6,625
                                                ======    ======

Operating profit (loss)
  Automotive Components                         $  236    $  198
  Fluid Power & Other Components                   177       117
  Industrial & Commercial Controls                 181       140
  Semiconductor Equipment                           31      (123)
  Truck Components                                 235       201
                                                ------    ------
Total ongoing operations                           860       533

Divested operations                                 44        49
Amortization of goodwill & other
  intangible assets                                (99)      (67)
Interest expense - net                            (152)      (88)
Gain on sales of businesses                        340        43
Corporate & other - net                            (30)       15
                                                ------    ------
Income before income taxes                      $  963    $  485
                                                ======    ======

See accompanying notes.

                             Page 11
Eaton Corporation

Condensed Consolidated Balance Sheets
                                                   December 31
(Millions)                                        1999      1998
                                                  ----      ----
ASSETS
Current assets
  Cash & short-term investments                 $  165    $  122
  Accounts receivable                            1,267       885
  Inventories                                      965       707
  Deferred income taxes & other current
    assets                                         385       268
                                                ------    ------
                                                 2,782     1,982
Property, plant & equipment                      2,369     1,837
Goodwill                                         1,905     1,025
Other intangible assets                            625       214
Deferred income taxes & other assets               756       607
                                                ------    ------
                                                $8,437    $5,665
                                                ======    ======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
    of long-term debt                           $  970    $  333
  Accounts payable & other current
    liabilities                                  1,679     1,183
                                                ------    ------
                                                 2,649     1,516
Long-term debt                                   1,915     1,191
Postretirement benefits other than pensions        667       557
Deferred income taxes & other liabilities          582       344
Shareholders' equity                             2,624     2,057
                                                ------    ------
                                                $8,437    $5,665
                                                ======    ======

See accompanying notes.

Eaton Corporation

Notes to the Fourth Quarter 1999 Earnings Release
(All references to net income per Common Share assume dilution.)

Acquisition of Aeroquip-Vickers, Inc.
-------------------------------------
On April 9, 1999, the Company completed the acquisition of Aeroquip-Vickers, Inc. for approximately $1.623 billion in cash. Aeroquip-Vickers, which had 1998 sales of $2.1 billion, manufactures the following products: all pressure ranges of hose, fittings, adapters, couplings and other fluid power connectors; hydraulic pumps, motors and cylinders; electronic and hydraulic controls; electric motors and drives; filtration products; fluid-evaluation products and services; and precision molded and extruded plastic products. The operating results of Aeroquip-Vickers are reported in Business Segment Information in Fluid Power and Other Components. Funds for the purchase were initially obtained through the issuance of commercial paper, which was partially refinanced through the issuance of $450 million of long-term notes and debentures in November 1999 and the sale of 1.625 million Common Shares for $147 million in July 1999.

The acquisition was accounted for by the purchase method of accounting, and accordingly, the statements of consolidated income include the results of Aeroquip-Vickers beginning April 9, 1999. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations. The Company has obtained preliminary independent appraisals of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their remaining useful lives. The
Company is also completing the review and determination of the fair values of the other assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of appraised and other fair values.

Unusual Charges
---------------
Income for the fourth quarter of 1999 was reduced by restructuring charges of $18 million ($12 million aftertax, or $.16 per Common Share). These charges were associated with the integration of Aeroquip-Vickers into the Company and the restructuring of certain European operations in the Truck Components segment as announced in the fourth quarter of 1999. These charges reduced operating profit of the Fluid Power and Other Components segment by $10 million, the Truck Components segment by $7 million and General Corporate by $1 million.

Income for the full year of 1999 was reduced by similar charges of $30 million ($20 million aftertax, or $.27 per Common Share). These charges reduced operating profit of the Fluid Power and Other Components segment by $21 million, the Truck Components segment by $7 million and General Corporate by $2 million.

Income for the fourth quarter of 1998 was reduced by restructuring charges of $29 million ($19 million aftertax, or $.26 per Common Share). These charges reduced operating profit of the Automotive Components segment by $5 million, the Fluid Power and Other Components segment by $1 million, the Industrial and Commercial Controls segment by $13 million, the Semiconductor Equipment segment by $2 million and the Truck Components segment by $8 million.

Income for the full year of 1998 was reduced by unusual pretax charges of $111 million ($72 million aftertax, or $.99 per Common Share). The Company recorded $101 million of restructuring charges which reduced operating profit of the Automotive Components segment by $12 million, the Fluid Power and Other Components segment by $1 million, the Industrial and Commercial Controls segment by $28 million, the Semiconductor Equipment segment by $43 million and the Truck Components segment by $17 million. The Company also recorded a $10 million contribution to its charitable trust which is included in General Corporate expense.

Restructuring charges recorded in 1999 and 1998 relate to workforce reductions, asset write-downs and other restructuring actions.

Gain on Sales of Businesses
---------------------------
On October 1, 1999, the Company completed the sale of the Fluid Power Division. The sale of this business, and adjustments related to businesses sold in prior periods, resulted in a pretax gain of $207 million ($117 million aftertax, or $1.55 per Common Share) which was recorded in the fourth quarter of 1999. On December 30, 1999, the Company sold substantially all of Vickers Electronics Systems, which was acquired in the acquisition of Aeroquip-Vickers, resulting in no gain or loss.

On August 31, 1999, the Company completed the sale of the Engineered Fasteners Division. The sale of this business resulted in a pretax gain of $133 million ($81 million aftertax, or $1.08 per Common Share) which was recorded in the third quarter of 1999.

On January 2, 1998, the Company sold the Axle and Brake business and on April 1, 1998, the automotive leaf spring business. The sale of these businesses, and an adjustment related to a business sold in a prior period, resulted in a pretax gain of $43 million ($28 million aftertax, or $.38 per Common Share), which was recorded in the first quarter of 1998.

The operating results of these businesses are included in divested operations.

Income Taxes
------------
The higher effective income tax rates for the fourth quarter and full year 1999 compared to the same periods in 1998 are primarily the result of the reduced significance of income tax credits in 1999 relative to pretax income and income taxes related to the gain on the sales of the Engineered Fasteners and Fluid Power Divisions. In the fourth quarter of 1998, the effective income tax rate for full year 1998 was adjusted to 28% from 30%. This adjustment reduced income tax expense for the fourth quarter by $8 million, which primarily relates to a revision of the research and development tax credit.

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation
                                       -----------------

                                       /s/ Adrian T. Dillon
                                       -----------------------------
                                       Adrian T. Dillon
                                       Executive Vice President
                                       Chief Financial and Planning Officer

Date: February 1, 2000